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EXHIBIT 21.1

SUBSIDIARIES OF QRS CORPORATION

QRS Canada, Inc. (a Quebec corporation)
QRS Sales and Services Corporation (a Delaware Corporation)
Tradeweave, Inc. (a Delaware Corporation)
Image Info Inc. (a New York Corporation)
RDS, Inc. (a Virginia Corporation)
Retail Data Services, Inc. (a Virginia Corporation)